Exhibit 99.1
Key Technology Announces 2004 Fourth Quarter and Year-End Results

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced sales and operating results for the fourth quarter and year ended September 30, 2004.

Sales for the three-month period ended September 30, 2004 totaled $18.9 million, compared to $21.3 million recorded in the same quarter last year. Net earnings for the quarter were $34,000, or $0.01 per diluted share, compared with net earnings of $1.4 million, or $0.27 per diluted share in the same period a year ago.

Sales for the year ended September 30, 2004 totaled $80.6 million compared with $82.6 million for fiscal 2003. The Company reported net earnings for the year of $3.7 million, or $0.71 per diluted share, compared with net earnings of $5.8 million, or $1.15 per diluted share for fiscal 2003.

“Overall, the year, while profitable, did not meet our expectations, and we are disappointed to report a break-even quarter to end our fiscal year 2004. While our margin performance was good, business volume was below our plan. We have seen project deferrals across several segments of the US food processing industry and the international tobacco market has been more competitive this year than we had anticipated. Additionally, during the fourth quarter we recognized non recurring costs attributable to a reduction in work force,” commented Kirk Morton, President and Chief Executive Officer.

Gross profit for the fourth quarter of fiscal 2004 was $7.6 million compared to $8.6 million in the corresponding period last year. As a percentage of sales, gross profit was 39.9% compared to 40.4% in the fourth quarter of fiscal 2003. For the twelve-month period, gross profit was $33.7 million compared to $34.0 million for the same period of fiscal 2003, or 41.8% and 41.1% as a percentage of sales, respectively. For the year, margins were favorably impacted by an 18% increase in the Company’s parts and service revenue. Overall gross profit was also positively impacted by improved margins in the automated inspection products, particularly the Tegra product line.

Operating expenses for the quarter ended September 30, 2004 were $7.4 million, or 38.9% of sales, compared to $6.4 million, or 30.2% of sales in the same quarter last year. Operating expenses included a non-recurring charge of approximately $322,000 for severance expense related to a workforce reduction near the end of the fourth quarter. Operating expenses for the year ended September 30, 2004 were $28.3 million, or 35.1% of sales compared to $25.2 million, or 30.5% of sales for fiscal 2003. Throughout the year, the Company recorded higher operating expenses as it increased its level of spending in marketing and development. The Company also experienced higher commission expense for the year due to a shift in sales distribution channels. Additionally, results for fiscal 2004 were negatively impacted by $422,000 in administrative expense to comply with the requirements of Section 404 of the Sarbanes-Oxley Act.

Morton commented, “While we have recently adjusted our operating expense model, we will continue to invest in our most promising programs in product and market development in order to strengthen our prospects for fiscal year 2005 and beyond. We believe that it is imperative for us to continue these investments in order to broaden our sources of revenue across new geographies and new market sectors.”

New orders received during the fourth quarter were $18.8 million, compared to $23.2 million in the same period last year. The Company’s backlog at September 30, 2004 was $12.7 million, compared to a backlog of $20.1 million at the close of fiscal 2003, which included more than $6.0 million in orders from two customers in the food processing industry.

Morton commented, “We are very pleased with the continued growth in our parts and service business this year as it indicates that our strategy of developing new aftermarket offerings, as demonstrated by our upgrades revenue more than doubling from 2003, and focusing on aftermarket execution is working. We anticipate continued strength in our parts and service business in fiscal 2005.”

“As we announced in early October, we are pleased to introduce G6, a new electro-optical platform for our optical sorting systems. G6 standardizes the vision engine for Key’s sorters and will be offered as an upgrade for most of Key’s installed base of sorting systems. We are very encouraged about the prospects for G6 in the market. We also expect there will be a significant positive impact on our manufacturing operations, inventory, and product development programs in the future as we standardize on one vision engine,” Morton continued.

He concluded, “We have established a sales office in Mexico, a region that we believe will provide sales opportunities for Key in fiscal 2005. Mexico is becoming an increasingly important region in food processing, due to its relative low cost position for serving customers in the US market and because of the growing demand for processed food in the country.”

Conference Call
The Company's conference call for the September quarter can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, November 4th. To access the call, go to www.keyww.com/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	the effect of adverse economic conditions in markets served by the Company and the financial capacity of customers to purchase capital equipment;
•	the ability to successfully complete and introduce new products to the market;
•	the ability of new products to compete successfully in either existing or new markets;
•	the effect of increased competition and advances in technology on our product pricing and customer capital spending;
•	risks involved in expanding international operations and sales; and
•	risks associated with adverse fluctuations in foreign currency exchange rates.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Exhibit 99.1, "Forward-Looking Statement Risk and Uncertainty Factors", to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

Note: News releases and other information on Key Technology, Inc. can be accessed at www.keyww.com on the Internet.

-TABLES FOLLOW-

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2004	2003	2004	2003

Net sales	$18,936	$21,287	$80,610	$82,622
Gross profit	7,560	8,593	33,723	33,996
Operating expenses
Selling and marketing	3,402	3,121	13,514	11,694
Research and development	1,576	1,142	5,756	4,874
General and administrative	2,063	1,842	7,702	7,329
Amortization of intangibles	331	331	1,323	1, 323
Total operating expenses	7,372	6,436	28,295	25,221
Earnings from operations	187	2,159	5,433	8,779
Earnings before income taxes	21	2,070	5,301	8,452
Net earnings	34	1,383	3,684	5,759
Assumed dividends on mandatorily redeemable preferred stock[1]	(1)	(25)	(69)	(132)
Net earnings available to common shareholders	33	1,358	3,615	5,627
Net earnings per common share
- basic	$0.01	$0.28	$0.74	$1.18
- diluted	$0.01	$0.27	$0.71	$1.15
Weighted average common and common equivalent shares outstanding
- basic	4,977	4,782	4,909	4,774
- diluted	5,228	5,112	5,222	4,989

1In 2004, the Financial Accounting Standards Board’s (“FASB”) Emerging Issues Task Force (“EITF”) reached consensus on issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128. Issue No. 03-6 determined that for participating securities, the two-class method of computing basic earnings per share is required. Dividends must be calculated for the participating security on undistributed earnings and are a reduction in the net income available to common shareholders. The Company’s Series B preferred stock is a participating security as it has the right to dividends should dividends be declared on common stock. Assumed dividends on undistributed earnings are allocated as if the entire net income were distributed and based on the relationship of the weighted average of common shares outstanding and the weighted average of common shares outstanding if the preferred stock were converted into common. As required by the consensus, prior periods have been restated.

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	September 30,	September 30,
	2004	2003
	(in thousands)

Cash and cash equivalents	$8,817	$6,442
Trade accounts receivable, net	9,336	9,479
Inventories	13,633	13,968
Total current assets	35,002	32,886
Property, plant and equipment, net	5,046	5,503
Goodwill and other intangibles, net	9,916	11,239
Total assets	52,514	51,215
Current portion of long-term debt and short-term borrowings	1,210	1,066
Total current liabilities	12,416	15,660
Long-term debt, less current portion	2,323	3,249
Mandatorily redeemable preferred stock and warrants	1,595	1,882
Shareholders' equity	36,044	30,219

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CONTACT:	Key Technology, Inc., Walla Walla Phyllis Best
Phyllis Best, Chief Financial Officer - 509-529-2161